Exhibit 99.3

                              AMENDMENT NO. 1 TO
                       1995 EMPLOYEE STOCK PURCHASE PLAN
                         GREENWICH AIR SERVICES, INC.


      WHEREAS, the Board of Directors (the "Board of Directors") of Greenwich Air Services, Inc. (the "Company") has previously adopted, and the stockholders of the Company previously have approved, the Greenwich Air Services, Inc. 1995 Employee Stock Purchase Plan (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible employees of the Company; and

      WHEREAS, as of April 18, each share of then outstanding common stock of the Company was exchanged for shares of the Company's Class A Common Stock, $.01 par value per share ("Class A Common Stock"), and Class B Common Stock, $.01 par value per share (the "Class B Common Stock"); and

      WHEREAS, the Board of Directors deems it desirable to amend the Plan as provided herein;
      NOW, THEREFORE, the Plan is amended upon the terms and subject to the conditions set forth herein:

                                   ARTICLE I

                               AMENDMENT TO PLAN

      Section 1. PURPOSE OF PLAN. Paragraph one of this section shall hereby be amended by deleting the text therein in its entirety and inserting in lieu thereof the following:

      The Greenwich Air Services, Inc. 1995 Employee Stock Purchase Plan (the "Plan") is intended to provide a method by which eligible employees of Greenwich Air Services, Inc. ("Greenwich") and of such of Greenwich's subsidiaries as Greenwich's Board of Directors (the "Board of Directors") from time to time may designate (such subsidiaries, together with Greenwich, being hereinafter referred to as the "Company"), may acquire an interest in the future of the Company through the grant of options (the "Options") to purchase shares of the Company's equity securities by means of voluntary, systematic payroll deductions. Shares of Class A Common Stock shall be issued upon exercise of Options granted prior to July 1, 1996 (or such later date as the Board of Directors shall determine) to purchase shares of the Common Stock (at an exercise price adjusted pursuant to Section 15 of the Plan). On and subsequent to July 1, 1996 (or such later date as the Board of Directors shall determine), Options shall only be granted to purchase shares of Class B Common Stock. The Class A Common Stock and the Class B Common Stock are sometimes collectively referred to hereinafter as the "Stock". For purposes of the Plan, a "subsidiary" is any corporation in which Greenwich owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all class of stock.


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      Section 2. OPTIONS TO PURCHASE STOCK. This section shall hereby be amended by deleting the text therein in its entirety and inserting in lieu thereof the following:

      Under the Plan, shares of Stock shall be available (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of Options granted under the Plan to employees of the Company ("Employees") who meet the eligibility requirements set forth in Section 3 hereof ("Eligible Employees") as follows: (i) in the case of Options granted prior to July 1, 1996, an aggregate of not more than 100,000 shares of Common Stock; and
      (ii) in the case of Options granted on or after July 1, 1996, an aggregate of not more than 200,000 shares of Class B Common Stock; PROVIDED HOWEVER, that the total number of all classes of Common Stock issued and issuable under the Plan shall not exceed 300,000 shares. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board of Directors may determine.

      Section 5. PAYROLL DEDUCTION Paragraph one of this section shall hereby be amended by deleting the text therein in its entirety and inserting in lieu thereof the following:

      The payroll deduction authorization will request withholding at a rate (in whole percentages) of not less than 2% nor more than 15%, but in no event more than $15,000 in any calendar year, from the Participant's Compensation (as defined below) by means of substantially equal payroll deductions over the Option Period. For purposes of the Plan, "Compensation" means the Participant's base wages, salary bonuses, and commission, plus any amount that would be included in the Participant's taxable income but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code or contributed under a salary reduction agreement pursuant to Section 125 of the Code. A Participant may reduce the withholding rate of his or her payroll deduction authorization by one or more whole percentage points (but not to below 2%) at any time during an Option Period by delivering written notice to the Company, such reduction to take effect prospectively as soon as practicable following receipt of such notice by the Company. A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective. All amounts withheld in accordance with a Participant's payroll deduction authorization will be credited to a withholding account for such Participant.

                                  ARTICLE II

                          EFFECTIVE DATE OF AMENDMENT

      The amendments effected hereby shall be effective as of June 20, 1996, the date on which this amendment was approved by the Board of Directors, but subject to approval of a majority of the shares of the voting stock of the Company entitled to vote thereon represented in person and by proxy at a meeting of the stockholders of the Company.

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